EXHIBIT 99.1

Applied Industrial Technologies Completes Acquisition of
SKF's Distribution Businesses in Australia and New Zealand

Cleveland, OH, USA (August 1, 2012) - Applied Industrial Technologies (NYSE: AIT) announced today it has finalized the acquisition of SKF Group's company-owned distribution business in Australia and New Zealand (“SKF Distribution”).

The SKF Distribution acquisition expands Applied's global capabilities, adding 29 service centers in Australia and eight in New Zealand, supported by a central warehouse in each country and a headquarters in Melbourne. As one of the largest bearing suppliers in these markets, SKF Distribution also supplies seals, lubrication products, and power transmission products. The businesses employ more than 200 people and have an annual sales run rate of approximately US$83 million.

Neil A. Schrimsher, Applied's Chief Executive Officer, said, “We are excited to expand our global reach with this strategic acquisition which will be accretive in the first year. Australia and New Zealand are attractive markets with growing economies. Considering the products offered, the vertical markets served, the operational capabilities, and the shared commitment to providing value-added solutions to our customers, the SKF businesses are an excellent fit.”

He continued, “We see significant growth prospects through the addition of complementary product lines and solutions. Moreover, we go into this integration with SKF - a strategic vendor partner that has always been one of our largest suppliers.”

Todd A. Barlett, Vice President - Acquisitions and Global Business Development, said, “The SKF businesses offer us a new foundation for growth. The 37 locations provide broad geographic coverage with strong positions in mining, steel, pulp and paper, forestry, agriculture, construction, food and beverage, and other vertical markets. The businesses have significant preferred supplier arrangements with major customers and enjoy a solid reputation as a solutions provider.”

About Applied
With approximately 500 facilities and 4,900 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than 4 million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory and storeroom management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

About SKF
SKF is a leading global supplier of bearings, seals, mechatronics, lubrication systems, and services which include technical support, maintenance and reliability services, engineering consulting and training. SKF is represented in more than 130 countries and has over 15,000 distributor locations worldwide. Annual sales in 2011 were SEK 66,216 million and the number of employees was 46,039. Visit SKF at www.skf.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “will,” “see” and similar expressions. Applied intends that such forward-

looking statements be subject to the safe harbors created thereby. Although Applied believes its expectations are based on reasonable assumptions by management, Applied cannot assure that the expectations reflected in this document will be achieved because they are subject to risks and uncertainties that are difficult to predict and may be outside of Applied's control. These risks and uncertainties include the possibility that the benefits anticipated from the transaction will not be fully realized, as well as the possibility the transaction may not close. All forward-looking statements are also based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed, projected or implied in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For more information, contact Julie Kho, Applied Industrial Technologies, 1 Applied Plaza, Cleveland, OH 44115-5020, ph. 216-426-4483, e-mail jkho@applied.com.